Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES NEW $391 MILLION LOAN AGREEMENT

Uncasville, Connecticut, March 26, 2003—On March 25, 2003, the Mohegan Tribal Gaming Authority (the “Authority”) entered into an Amended and Restated Loan Agreement (the “Loan Agreement”) for up to $391 million from a syndicate of 12 institutions and commercial banks, with Bank of America, N.A. serving as Administrative Agent. The Loan Agreement replaces the Authority’s existing $300 million senior secured credit facility and is comprised of a revolving credit facility of up to $291 million and a $100 million term loan facility, both of which mature on March 31, 2008.

“The Authority is very pleased that we were able to complete the restructuring of our bank debt in the minimum amount of time especially given the state of our economy and world events,” said Mark F. Brown, Chairman of the Management Board. “On behalf of the Management Board of the Authority and the Mohegan Tribe, I would like to thank the participating banks and financial institutions for their support and confidence in the Authority and a special thanks to our management team for a fine job.”

Banc of America Securities LLC and Citicorp North America, Inc. served as Co-Lead Arrangers and Co-Book Managers on the transaction, with Bank of America, N.A. serving as Administrative Agent, Societe Generale serving as Syndication Agent and Wells Fargo Bank, N.A., Fleet National Bank, Credit Lyonnais New York Branch and Citizens Bank of Conneticut serving as Documentation Agents. The following banks were also participants in the transaction: Bank of Scotland, The CIT Group/Equipment Financing, Inc., Keybank National Association, Peoples Bank and Native American Bank, N.A.

“The continued credit support by the Authority’s senior lenders provides the Authority with greater liquidity and flexibility to address strategic opportunities that may arise over the next five years, while continuing the de-leveraging strategy that began in fiscal year 2003,” said Jeffrey E. Hartmann, Executive Vice President of Finance and Chief Financial Officer.

About Mohegan Sun and the Authority

The Mohegan Tribal Gaming Authority is an instrumentality of the Mohegan Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, which has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Mohegan Tribe located near Uncasville, Connecticut, including the operation of the Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

This press release and other materials filed by the Mohegan Tribal Gaming Authority with the Securities and Exchange Commission contain certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to plans for future expansion, use and availability of loan proceeds, and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, pending litigation, changes in federal tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Form 10-K for the fiscal year ended September 30, 2002.